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                  LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

           EXHIBIT 12 - HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES


                                          Nine Months
                                       Ended September 30,                       Year Ended December 31,
                                       -------------------                       -----------------------
(millions of dollars)                    1999        1998            1998     1997(4)       1996       1995       1994
---------------------                    ----        ----            ----     ----          ----       ----       ----
Net Income before Federal
 Income Taxes and
 Accounting Change                      589.4       526.1            697.4    1,427.1      692.7      626.6      376.3
Equity (Earnings) in
 Unconsolidated Affiliates               (4.0)       (0.8)            (3.3)      (2.1)      (1.4)     (12.4)     (14.6)
Sub-total of Fixed Charges              119.4       100.1            144.1      113.3      108.6       94.4       66.6
                                      -------     -------          -------    --------   -------    -------    -------
 Sub-total of Adjusted
    Net Income                          704.8       625.4            838.2    1,538.3      799.9      708.6      428.3
Interest on Annuities and
 Financial Products                   1,121.9     1,065.6          1,446.2    1,253.5    1,185.6    1,147.1    1,064.5
                                      -------     -------          -------    --------   -------    -------    -------
    Adjusted Income Base              1,826.7     1,691.0          2,284.4    2,791.8    1,985.5    1,855.7    1,492.8

Rent Expense                             61.0        49.5             81.3       62.5       71.6       65.7       51.3

FIXED CHARGES:
Interest and Debt Expense                99.0        83.6            117.1       92.5       84.7       72.5       49.5
Rent (Pro-rated)                         20.3        16.5             27.0       20.8       23.9       21.9       17.1
                                      -------     -------          -------    --------   -------    -------    -------
   Sub-total of Fixed Charges           119.3       100.1            144.1      113.3      108.6       94.4       66.6
Interest on Annuities and
 Financial Products                   1,121.9     1,065.6          1,446.2    1,253.5    1,185.6    1,147.1    1,064.5
                                      -------     -------          -------    --------   -------    -------    -------
   Sub-total of Fixed Charges         1,241.2     1,165.7          1,590.3    1,366.8    1,294.2    1,241.5    1,131.1
Preferred Dividends (Pre-tax)             0.1         0.1              0.1        0.2        0.2       13.4       24.2
                                      -------     -------          -------    --------   -------    -------    -------

   Total Fixed Charges                1,241.3     1,165.8          1,590.4    1,367.0    1,294.4    1,254.9    1,155.3


RATIO OF EARNINGS TO FIXED CHARGES:
 Excluding Interest on
  Annuities and Financial
  Products (1)                           5.91        6.25             5.82      13.57       7.37       7.51       6.43
 Including Interest on
  Annuities and Financial
  Products (2)                           1.47        1.45             1.44       2.04       1.53       1.49       1.32
 Ratio of Earnings to
  Combined Fixed Charges
  and Preferred Stock
  Dividends (3)                          1.47        1.45             1.44       2.04       1.53       1.48       1.29


(1) For purposes of determining this ratio, earnings consist of income before federal income taxes and cumulative effect of accounting change adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. Fixed charges consist of 1) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies and 2) the portion of operating leases that are representative of the interest factor.

(2) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(3) Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.

(4) The coverage ratios for the year 1997 are higher than the other periods shown due to the inclusion of the gain on sale of a major subsidiary in net income.


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